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EXHIBIT 99

                             [CD RADIO LETTERHEAD]

FOR IMMEDIATE RELEASE



                           CD Radio Private Placement


Washington, D.C., - October 29, 1996 - CD Radio Inc. (Nasdaq: CDRD) announced today that it has entered into a private placement agreement for the issuance of $62.5 million in 5% Delayed Convertible Preferred Stock, convertible to common stock at conversion prices based on discounts to future market prices. Closing the sale of Preferred Stock is subject to a number of conditions, including conditions relating to the Company's application for a license from the Federal Communications Commission to provide a satellite digital audio radio service, and the agreement contains certain limitations on the Company's use of proceeds and other corporate actions.

There can be no assurance that the agreement will not be amended or terminated, or that any of the Preferred Stock will be sold pursuant thereto. These securities have not been registered under the Securities Act of 1993 or the securities laws of any state, and may not be offered or sold to any person unless registered or an exemption from registration is available.

The Company may enter into agreements to issue additional securities on terms similar to or different than those of the Preferred Stock.

CD Radio is the world leader in the emerging satellite radio broadcasting industry. The Company is engaged in the development of a subscription based satellite radio system for the delivery of 30 channels of commercial-free, compact disc quality music to be broadcast directly to motorists throughout the United States.

For Further Information
Contact: David Margolese
         (202) 296-6192





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